MONTGOMERY COSCIA GREILICH LLP
Certified Public Accountants
2500 Dallas Parkway, Suite 300
Plano, Texas 75093
972.748.0300 p
972.748.0700 f

Thomas A. Montgomery, CPA	Rene E. Balli, CPA
Matthew R. Coscia, CPA	Erica D. Rogers, CPA
Paul E. Greilich, CPA	Dustin W. Shaffer, CPA
Jeanette A. Musacchio	Gary W. Boyd, CPA
James M. Lyngholm	Michal L. Gayler, CPA
Christopher C. Johnson, CPA	Gregory S. Norkiewicz, CPA
J. Brian Simpson, CPA	Karen R. Soefje, CPA

November 30, 2012

Securities and Exchange Commission 100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:

We have read the statements of VHGI Holdings, Inc. pertaining to our firm included under Item 4.01 of Form 8-K/A, to be filed on or about November 30, 2012 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Montgomery Coscia Greilich LLP

MONTGOMERY COSCIA GREILICH LLP